EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT
This Employment and Non-Competition Agreement (this “Agreement”) is made November 19, 2009, between First Financial Bancorp., an Ohio corporation (the “Company”), and Richard S. Barbercheck (“Employee”).
§1.    Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and subject to the conditions described in this Agreement.
§2.    Term. Employee’s employment with the Company pursuant to this Agreement shall begin on the date set forth above (the “Commencement Date”) and shall end on the first anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated pursuant to §6 of this Agreement. The term of this Agreement shall renew automatically for successive one-year periods after the Initial Term (the “Renewal Terms”), unless and until terminated pursuant to §6 of this Agreement. When permitted by the context, any reference in this Agreement to the “term of this Agreement” shall include the Initial Term and all Renewal Terms, if any.
§3.    Services. Employee shall be employed as Senior Vice President, Chief Credit Officer and shall perform such services and be responsible for such activities as may be reasonably assigned to him from time to time by the President and Chief Executive Officer, the Board of Directors of the Company (the “Board”), or a duly authorized Board committee, subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Company (the “Services”). Employee shall devote his best efforts and full business and professional time, attention, energy, loyalty, and skill to the rendering of the Services, to the business affairs of the Company, and to the advancement of the Company’s interests.
§4.    Compensation.
(A)    Base Compensation. As compensation for his Services under this Agreement, the Company shall pay Employee a base salary at the annual rate of $225,000.00 (the “Base Salary”), payable in accordance with the Company’s general policies and procedures for payment of salaries to its executive personnel. Payment of the Base Salary and any other compensation to Employee hereunder shall be subject to all applicable tax and other withholding requirements. Employee’s performance shall be reviewed not less often than annually by the Board or a Board committee for the purpose of considering potential increases in the Base Salary, but the Company shall not be obligated to make any such increases.
(B)    Bonuses. Employee shall participate in the Company’s Annual Short Term Bonus Plan (the “Bonus Plan”) or such other bonus compensation plans established by the Board or a Board committee from time to time.
(C)    Fringe Benefits and Perquisites. During the term of this Agreement, Employee shall be entitled to the following fringe benefits and perquisites:
(1)    Employee shall be eligible to participate in all of the incentive plans and programs of the Company, including retirement plans, which are generally applicable to its executive personnel, subject in each case to the terms and conditions of the applicable incentive plan or program.
(2)    Employee shall be provided employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which may from time to time be offered generally to the Company’s executive personnel, subject in each case to the terms and conditions of the applicable benefit plan or program.
§5.    Confidentiality; Non-Solicitation and Non-Competition.
(A)    Confidentiality. Employee shall not, directly or indirectly, at any time (whether during the term of this Agreement or thereafter), disclose any Confidential Information (as defined below) to any person, association or other entity (other than the Affiliated Companies, as defined below), or use, or authorize or assist any person, association or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only disclosures required by applicable law; provided, that if Employee believes that disclosure of Confidential Information is required by applicable law, Employee shall promptly (and in any event prior to such disclosure) give the Company notice of such proposed disclosure and cooperate with the Company in all ways reasonably requested by it in its efforts to obtain a protective order or otherwise limit the scope of such disclosure to the extent the Company deems necessary or appropriate. Upon termination of his employment with the Company (for any reason) Employee shall promptly deliver to the Company all documents and other materials containing any Confidential Information which are in her possession or under her control.
(B)    Non-Competition. During the term of Employee’s employment with the Company or any Affiliated Company (whether pursuant to this Agreement or otherwise) and during first twelve (12) months of the Restricted Period (as defined below), Employee shall not, directly or indirectly, whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation) or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person, other than for the Company:
(1)    Enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any commercial banking, savings banking, mortgage lending, or any similar lending or banking services (the “Restricted Services”) anywhere in the geographic area consisting of the states in which the Company operates at any time during the term of this Agreement (the “Restricted Territory”);
(2)    Solicit any person or entity located in the Restricted Territory for the provision of any Restricted Services;
(3)    Induce or encourage any employee, officer, director, agent, customer, depositor, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company’s relationship with any of its employees, officers, directors, agents, customers, depositors, suppliers, independent contractors, or others;
(4)    Solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Employee is associated in soliciting for employment, hire or engagement as an independent contractor, any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of any Affiliated Company; or
(5)    Make any statement (oral or written), or take any other action, which is in any way disparaging to any Affiliated Company or tends to diminish the reputation of any Affiliated Company.
(C)    Non-Solicitation. During the remaining twelve (12) months of the Restricted Period, Employee shall not, directly or indirectly, whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation) or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person, other than for the Company:
(1)    Induce or encourage any employee, officer, director, agent, customer, depositor, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company’s relationship with any of its employees, officers, directors, agents, customers, depositors, suppliers, independent contractors, or others;
(2)    Solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Employee is associated in soliciting for employment, hire or engagement as an independent contractor, any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of any Affiliated Company; or
(3)    Make any statement (oral or written), or take any other action, which is in any way disparaging to any Affiliated Company or tends to diminish the reputation of any Affiliated Company.
(D)    For purposes of this Agreement:
(1)    "Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information which is or becomes available to the general public and did not become so available through any breach of any provision of this or any other agreement by Employee;
(2)    “Affiliated Companies” shall include the Company, all of its subsidiaries, and any other entities controlled by, controlling, or under common control with the Company; and
(3)    the “Restricted Period” shall mean the period beginning on the Date of Termination and ending on the conclusion of the Severance Period (as defined below).
(E)    Employee acknowledges that:

(1) the various covenants, restrictions, and obligations set forth in this section are separate and independent obligations, and may be enforced separately or in any combination;
(2) the provisions of this section are fundamental and essential for the protection of the Company’s and the Affiliated Companies’ legitimate business and proprietary interests, and the Affiliated Companies are intended third party beneficiaries of such provisions (to the extent such provisions elate to the Affiliated Companies);
(3) such provisions are reasonable and appropriate in all respects; and
(4) in the event of any violation by Employee of any of such provisions, the Company and, if applicable, the Affiliated Companies, would suffer irreparable harm and their remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by Employee, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to them.
§6.    Termination.
(A)    Employee’s employment with the Company:
(1) shall terminate automatically upon the death of Employee;
(2) may be terminated by either the Company or Employee at the end of the Initial Term or any Renewal Term upon not less than 90 days prior written notice given by either of them to the other;
(3)    may be terminated by Employee at any time for Good Reason (as defined below) upon not less than 30 days prior written notice to the Company; or
(4) may be terminated by the Company immediately upon notice to Employee at any time (a) for Cause (as defined below) or (b) if Employee is then under a Long-Term Disability (defined below).
(B)    For purposes of this Agreement:
(1)    “Cause” shall mean any one or more of the following:
(a) any act constituting (i) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (ii) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (iii) other actions or criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company;
(b) the failure of Employee to perform and observe all material obligations and conditions to be performed and observed by Employee under this Agreement, or to perform her duties in accordance, in all material respects, with the policies, procedures, and directions established from time to time by the Board or a duly authorized Board committee (any such failure, a “Performance Failure”), and to correct such Performance Failure promptly following notice from the Board to do so; or
(c) having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).
(2)    “Long-Term Disability” shall mean that, because of physical or mental incapacity, it is more likely than not that Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of her position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when Employee is under a Long-Term Disability, the question shall be determined:
(a)    by a physician selected by agreement between the Parties if such a physician is selected within the 10 days after either Party requests the other to so agree; or, if not,
(b)    by two physicians, the first of whom shall be selected by Employee and the second of whom shall be selected by the Company or, if Employee fails to make a selection within 10 days after being requested to do so by the Company, the second physician shall be selected by the first physician; and
(c)    if the two physicians fail to agree, a third physician selected by the first two physicians. Employee shall submit to all reasonable examinations requested by any such physicians.
(3)    “Good Reason” shall mean the occurrence, without Employee’s consent, of a significant reduction in Employee’s Base Salary or his authority or responsibilities as set forth in §3 of this Agreement.
§7.    Severance.
(A)    In the event the Company terminates Employee’s employment pursuant to §6(A)(2) or §6(A)(4)(b), or Employee terminates his employment pursuant to§6(A)(3), and Employee provides the Company with a separate, written release (in a form provided by the Company and reasonably satisfactory to Employee and which shall comply with the requirements of the Older Workers Benefit Protection Act and applicable state and federal laws and regulations) which releases the Company from all claims arising from Employee’s employment with the Company and the termination thereof, Employee shall receive:
(1)    Termination Compensation equal to 24 months of his Base Salary payable ratably over a 24 month period (the "Severance Period"), such payments will commence as soon as administratively practicable after the effective date of the release in (a) above and will be paid in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel and subject to all applicable tax withholding requirements to which the Company is subject.
(2)    A Termination Bonus equal to 2 times the target payment under the Bonus Plan for the calendar year in which Employee's termination occurs and payable at the time and in the form specified under the terms of the Bonus Plan.

(3)    If the date upon which Employee is terminated (the "Date of Termination") is within twelve (12) months after a Change in Control, and provided that Employee either elects to have that Policy described in Employee Split Dollar Agreement assigned to Employee as specified in Section IX of the Split Dollar Agreement or Employee consents to the termination of Employee's rights under the Split Dollar Agreement, Employee will receive a payment (the “Split Dollar Payment”) in one lump-sum, payable as soon as administratively practicable after the Date of Termination and otherwise in accordance with the terms of the Split Dollar Agreement, equal to the present value of the death benefit Employee would have received under the Split Dollar Agreement, determined as if Employee last day of work was Employee's Date of Termination, were then eligible to receive a retirement benefit under the early, normal, late, or disability retirement provisions of First Financial Bancorp Employees’ Pension Plan (whether or not this is actually the case), and died at age 75 when the Split Dollar Agreement was still in effect. For purposes of this Section 5, present value will be determined using a discount rate based upon the effective U.S. Treasury securities rate for the applicable discount period (the number reached by subtracting Employee age at Date of Termination from 75), not to exceed 10 years. Notwithstanding the prior two sentences, if Employee elects to receive an assignment of the policy under Section IX of the Split Dollar Agreement, the Split Dollar Payment shall be applied to the cash payment to the Company required under Section IX of the Split Dollar Agreement, and any portion of the Split Dollar Payment in excess of the amount required under Section IX shall be paid to Employee. The provisions of this Paragraph will apply whether or not Employee Split Dollar Agreement is terminated before Employee receives the Split Dollar Payment;
(4)    This Agreement is intended to comply with Section 409A of the Internal Revenue Code and shall be considered and interpreted in accordance with such intent. Notwithstanding any other provision of this Agreement and Employee is a "specific employee" as defined by Internal Revenue Code Section 409A(a)(2)(B)(i), Employee's Termination Compensation, Termination Bonus any Additional Bonuses and any Split Dollar Payment (collectively the "Severance Benefits") under this Agreement will be paid as follows: (a) any portion of Employee’s Severance Benefits that would otherwise be payable during the first six months following the Date of Termination will instead be paid in a lump sum as soon as administratively practicable after six months have elapsed following Employee's Date of Termination (the "Six-Month Anniversary"), and (b) the remainder of Employee's Severance Benefits will be paid in the Severance Period as otherwise provided in this Agreement, beginning as soon as administratively practicable after the Six-Month Anniversary.
(B) Provided Employee elects COBRA coverage, the Company shall pay the premiums for the first twelve months of coverage. Thereafter Employee will be responsible for paying COBRA premiums. Employee is responsible for his premium contribution.
(C)    Employee shall be entitled to full executive outplacement assistance with an agency selected by the Company with the fee paid by the Company in an amount not to exceed five percent (5%) of Employee's Base Salary.
(D)    To the extent any of the expenses reimbursed to Employee under this Agreement are taxable to Employee, or to the extent that this Agreement provides for any direct payment by the Company to a third party where such payment is for a taxable benefit for the Employee, the following conditions apply: (i) Employee represents that his tax year is the calendar year and shall continue to be the calendar year until all reimbursements under this Agreement are made; (ii) the amount of expenses eligible for reimbursement during any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year; (iii) Employee shall present Company with invoices and/or other supporting documentation related to such expenses that are reasonably acceptable to Company and that are provided no later than six months after the end of the calendar year in which they are incurred; (iv) reimbursements shall be made as soon as administratively feasible following the receipt of such documentation but in no event later than the end of the calendar year following the calendar year in which the expense is incurred; and (v) this right to reimbursement is not subject to liquidation or exchange for another benefit. These conditions also apply to any direct payments made by the Company to a third party where such payment is for a taxable benefit received by the Employee.
(E)    Except as expressly provided in §7(A)-(D), above, Employee shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of his employment with the Company or for any period after such termination.
(F)     Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay Severance Benefits otherwise payable following termination of Employee’s employment with the Company shall automatically and immediately terminate upon the breach by Employee of any of Employee’s duties or obligations under this Agreement, including without limitation those under §5.
(G)     Notwithstanding anything in this Section 7 or any other provision in this Agreement to the contrary, as long as the Company is a participant in the Trouble Assets Relief Program (“TARP”), during such time as the U. S. Treasury Department (“Treasury”) holds an equity or debt position in the Company, Employee agrees to modify the terms of this Agreement to comply with any executive compensation requirements of such Program, including (i) an agreement to relinquish to the Company any bonus or incentive compensation paid that is based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (ii) a reduction, if necessary, in any compensation so as not to receive any “golden parachute” payments (based on the applicable Code provision). Executive also agrees to waive any claims he may have against the Company or Treasury as a result of any amendments to this Agreement required by TARP.
§8    Capacity. Employee represents and warrants to the Company that he has the capacity and right to enter into this Agreement and perform all of her obligations under this Agreement without any restriction.
§9.    Remedies. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in the second paragraph of §5 of this Agreement in any court having jurisdiction, all disagreements and controversies arising with respect to this Agreement, or with respect to its application to circumstances not clearly set forth in this Agreement, shall be settled by binding arbitration to be held, and the award made, in Hamilton, Ohio, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be wither a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both Parties and shall be enforceable in any court having jurisdiction over the Party to be charged.
All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitrator or arbitration panel, except that the fees and expenses of any arbitrator on an arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing the arbitrator; provided that if one Party fails to select an arbitrator for a panel, and the sole arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator.
All rights and remedies of each Party under this Agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.
§10.    Survival. The termination of Employee’s employment by the Company (for any reason) shall not relieve Employee of any of his obligations to the Company existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of Employee or rights of the Company or the Affiliated Companies under §5 of this Agreement, all of which shall survive the termination of such employment.
§11.    Notices. All notices and other communications under this Agreement to either Party shall be in writing and shall be deemed given when (a) delivered personally to that Party, (b) telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth in this Agreement, (c) mailed by certified mail (return receipt requested) to that Party at the address for that Party set forth in this Agreement, or (d) delivered to Federal Express, UPS, or any similar express delivery service for delivery the next business day to that Party at that address.

(a)	If to the Company:
First Financial Bancorp.
4000 Smith Road
Suite 400
Cincinnati, Ohio 45209
Telecopy No.: 513-979-5769

(a)	If to Employee:
Richard S. Barbercheck
10313 West 225 South
Columbus, Indiana 47201

Either Party may change its address or telecopy number for notices under this Agreement by giving the other Party notice of such change.
§12    Severability. The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.
§13.    Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, either Party’s right to demand strict compliance with all provisions of this Agreement.
§14.    Complete Agreement. This Agreement and all documents referred to in this agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement shall be of no force or effect unless and until executed and delivered by both Employee and a duly authorized representative of the Company. No alterations, additions, or other changes to this Agreement shall be made or be binding unless made in writing and signed by both Parties.
§15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
§16.    Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Agreement.
§17.    Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.
§18.    Successors. This Agreement shall be personal to Employee and no rights or obligations of Employee under this Agreement may be assigned or delegated by Employee to any person. Any assignment or attempted assignment by Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the heirs, personal representatives, successors, and assigns of each Party.
§19.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

FIRST FINANCIAL BANCORP.

/s/ Richard S. Barbercheck         By: /s/ Claude E. Davis
Richard S. Barbercheck                Name: Claude E. Davis
Title:    President and Chief Executive
Officer

AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to the Employment and Non-Competition Agreement is entered into between Richard S. Barbercheck ("Employee") and First Financial Bancorp ("Company"), effective as of the date of signing by the undersigned Employee, under the following circumstances:

A.	Section 409A of the Internal Revenue Code ("Section 409A") imposes restrictions on the Employee's ability to designate the tax year in which Employee commences to receive deferred compensation.

B.	The Agreement included provisions for compliance with Section 409A to ensure that any deferred compensation paid under the Agreement is paid in accordance with the requirements of Section 409A.

C.
The Agreement must be amended before January 1, 2013 to comply with a Section 409A requirement concerning the timing for the payment of deferred compensation that is contingent on the Employee signing a release of claims.

D.	Unless specifically state herein, any defined terms will have the same meaning as set forth in the Agreement.

E.	The parties desire to amend the Agreement.

NOW, THEREFORE, the parties agree to the following amendment in consideration of continued employment and other valuable consideration;

1.	Section 7(A)(4) is amended and restated in its entirety to provide as follows:

(4)    This Agreement is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and shall be considered and interpreted in accordance with such intent. Notwithstanding any other provision of this Agreement, to the extent Employee is a “specified employee” as defined by Internal Revenue Code Section 409A(a)(2)(B)(i) (“Specified Employee”), Employee’s Termination Compensation, Termination Bonus, and Additional Bonuses, and any Split Dollar Payment (collectively, the “Severance Benefits”) under this Agreement will be paid as follows: (a) any portion of Employee’s Severance Benefits that would otherwise be payable during the first six months following the Date of Termination will instead be paid in a lump sum as soon as administratively practicable after six months have elapsed following Employee’s Date of Termination (the “Six-Month Anniversary”), and (b) the remainder of Employee’s Severance Benefits will be paid in the Severance Period as otherwise provided in this Agreement, beginning as soon as administratively practicable after the Six-Month Anniversary.
Notwithstanding the preceding paragraph or the timing of payments specified in §7 of the Agreement, in the event the Employee is not a Specified Employee at the time of his or her qualifying termination of employment, the Severance Benefits payable to the

Employee that constitute deferred compensation under Section 409A will commence to be paid within a 60-day period following the Employee’s termination of employment, subject to the Employee’s execution and non-revocation of the release required by §7(A); provided, however, that if such 60-day period begins in one tax year and ends in the subsequent tax year, such Severance Benefits payable to the employee that constitute deferred compensation under Section 409A will commence to be paid in the subsequent tax year.
It is intended the benefits provided under this Agreement shall comply with the provision of Section 409A or qualify for an exemption to Section 409A, and this Agreement shall be considered and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for purposes of applying the Section 409A deferral election rules and the “short-term deferral” exemption to Section 409A. Despite any contrary provision of this Agreement, any references to “termination of employment,” “Date of Termination,” or any similar term shall mean and refer to Employee’s “separation from service,” as that term is defined in Section 409A and Section 1.409A-1(h) of the Treasury Regulations. In no event may Employee designate the time and form of payment of any benefits payable to Employee under the Agreement except as otherwise permitted under this Section of the Agreement. Although Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of benefits under this Agreement is not warranted or guaranteed. Company shall not be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or any other taxpayer as a result of this Agreement.

2.	Section 7(D) is amended by the addition of a sentence at the end thereof to provide as follows:

Company reserves the right to modify or terminate the continued health benefits provided under this Agreement to the extent necessary to comply with applicable law.

3.	Section 7(F) is amended and restated in its entirety to provide as follows:

(F)    Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay Severance Benefits otherwise payable following termination of Employee’s employment with the Company shall automatically and immediately terminate upon (1) the breach by Employee of any of Employee’s duties or obligations under this Agreement, including without limitation those under §5, or (2) the failure of the Employee to provide a release under §7(A) that becomes irrevocable before the end of the 60-day period following the Employee’s termination of employment.

4.	Except to comply with the above, all of the terms of the Agreement will remain in effect.

This amendment can be executed in separate counterparts.

FIRST FINANCIAL BANCORP.            EMPLOYEE

/s/ Claude E. Davis         By: /s/ Richard S. Barbercheck

Date:     12/27 /12         Date: 12/28/12